UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2021

APTINYX INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38535	47-4626057
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Davis Street, Suite 600

Evanston, IL 60201

(Address of principal executive offices, including zip code)

(847) 871-0377

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trade Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	APTX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Andy Kidd to the Board

On December 30, 2021, the Board of Directors (the “Board”) of Aptinyx Inc. (the “Company”) unanimously elected Andy Kidd to the Board, effective January 1, 2022. Upon his election to the Board, Mr. Kidd became a member of the class of directors with terms expiring at the 2024 Annual Meeting of Stockholders of the Company and until his successor is duly elected and qualified, or until his earlier resignation or removal. At the time of Mr. Kidd’s election to the Board, the committees of the Board to which Mr. Kidd will be or is expected to be appointed, if any, had not been determined.

There are no arrangements or understandings between Mr. Kidd and any other persons pursuant to which he was elected as a director of the Company. There are no family relationships between Mr. Kidd and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Amendment to Amended and Restated Employment Agreement with Andy Kidd

On January 1, 2022 (the “Effective Date”), pursuant to the previously announced leadership transition plan, the Company entered into an amendment to the Amended and Restated Employment Agreement, effective as of the closing of the Company’s first underwritten public offering of its equity securities pursuant to an effective registration statement under the Securities Act of 1933, with Andy Kidd, the Company’s current President and Chief Operating Officer (the “Kidd Amendment”). The Kidd Amendment provides that as of the Effective Date, Mr. Kidd will serve as the Company’s President and Chief Executive Officer and will receive an annual base salary of $500,000. The Kidd Amendment further provides that Mr. Kidd will be eligible for: (i) an annual discretionary cash incentive bonus equal to fifty percent (50%) of his base salary, as determined by the Company’s Board of Directors or Compensation Committee, (ii) severance payments in an amount equal to one hundred percent (100%) of his base salary then in effect plus one hundred and fifty percent (150%) of his target bonus for a period of eighteen (18) months following his termination if such termination is without cause and occurs within twelve (12) months of a change of control event; and (iii) severance payments in an amount equal to one hundred percent (100%) of his base salary then in effect for a period of twelve (12) months following his termination if such termination is without cause and occurs prior to a change of control event.

Amendment to Amended and Restated Employment Agreement with Norbert Riedel

On the Effective Date, the Company entered into an amendment to the Amended and Restated Employment Agreement, effective as of the closing of the Company’s first underwritten public offering of its equity securities pursuant to an effective registration statement under the Securities Act of 1933, with Norbert Riedel, the Company’s current Chief Executive Officer (the “Riedel Amendment”). The Riedel Amendment provides that as of the Effective Date, Dr. Riedel will serve as the Company’s Executive Chairman and will receive an annual base salary of $315,900. The Riedel Amendment further provides that Dr. Riedel will be eligible for an annual discretionary cash incentive bonus equal to fifty percent (50%) of his base salary, as determined by the Company’s Board of Directors or Compensation Committee.

The foregoing descriptions of the Kidd Amendment and the Riedel Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of such amendments, each of which is attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amendment to the Amended and Restated Employment Agreement, dated November 27, 2017, by and among Aptinyx, Inc. and Andrew D. Kidd
10.2	Amendment to the Amended and Restated Employment Agreement, dated August 29, 2015, by and among Aptinyx, Inc. and Norbert G. Riedel, Ph.D.
104	Cover Page Interactive Data File

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aptinyx Inc.

Date: January 3, 2022	By:	/s/ Ashish Khanna
Ashish Khanna
Chief Financial Officer and Chief Business Officer